As filed with the Securities and Exchange Commission on June 19, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

VERASUN ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

South Dakota	20-3430241
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

100 22nd Avenue Brookings, South Dakota	57006
(Address of principal executive offices)	(Zip Code)

VeraSun Energy Corporation
2003 Stock Incentive Plan
(Full title of plan)
Donald L. Endres
Chief Executive Officer
VeraSun Energy Corporation
100 22nd Avenue
Brookings, SD 57006
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (605) 696-7200
Copy to:
John R. Thomas
Ian G. Merrill
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204-1268

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered	Share (1)	Price (1)	Registration Fee
Common Stock, $0.01 par value	10,000,000 shares	$15.37	$153,715,330.72	$16,447.54

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933. Of the shares to be registered, 5,535,328 shares are subject to options with a weighted average exercise price of $6.94. The calculation of the registration fee for the balance of the shares (4,464,672) is based on $25.825 which was the average of the high and low prices of the common stock on June 16, 2006 as reported on the New York Stock Exchange.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference.
     The following documents filed by VeraSun Energy Corporation (the “Company”) with the Securities and Exchange Commission are incorporated herein by reference:
     (a) The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited consolidated financial statements for the Company’s latest fiscal year for which such statements have been filed.
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the last fiscal year covered by the annual report or prospectus referred to in (a) above.
     (c) The description of the authorized capital stock of the Company contained in the Company’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.
     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Our Articles of Incorporation, as amended (the “Articles”), and Bylaws, as amended (the “Bylaws”), require us to indemnify officers and directors to the fullest extent not prohibited by law. The right to and amount of indemnification ultimately may be subject to determination by a court that indemnification in the circumstances presented is consistent with public policy considerations and other provisions of law. Our Articles require indemnification at least to the extent that indemnification is authorized by the South Dakota Business Corporation Act (the “SDBCA”). The indemnification provisions of the SDBCA are summarized as follows:

     (a) The SDBCA permits us to indemnify an officer or director who is a party to a proceeding by reason of being an officer or director against liability incurred in the proceeding if the officer or director:
(1)	acted in good faith; and

(2)	reasonably believed:
  (i) in the case of conduct in an official capacity, that the conduct was in our best interests;
  (ii) in all other cases, that the conduct was at least not opposed to our best interests; and
(3)	in the case of any criminal proceeding, had no reasonable cause to believe the conduct was unlawful.
The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the person did not meet the relevant standard of conduct.
     (b) The SDBCA further permits us to indemnify an officer or director against liability to any person for any action taken, or any failure to take any action, as a director or officer, except liability for:
(1)	the amount of a financial benefit received by a director to which the director is not entitled;

(2)	an intentional infliction of harm on us or our shareholders;

(3)	an unlawful distribution; or

(4)	an intentional violation of criminal law.
     (c) The SDBCA does not permit us to indemnify an officer or director:
        (1) in connection with a proceeding by or in the right of the Company, except for reasonable expenses incurred in connection with the proceeding if it is determined that the officer or director has met the relevant standard of conduct, discussed in (a) above; or
        (2) in connection with any proceeding with respect to conduct for which the officer or director was adjudged liable on the basis that the officer or director received a financial benefit to which the officer or director was not entitled, whether or not involving action in his or her official capacity.

     (d) Under the SDBCA, we may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the officer or director receiving the advance furnishes: (1) a written affirmation of the officer’s or director’s good faith belief that he or she has met the relevant standard of conduct, and (2) a written undertaking to repay the advance if it is ultimately determined that that person was not entitled to indemnification or did not meet the standard of conduct.
     (e) Under the SDBCA, we may not indemnify an officer or director in respect of a proceeding described in (a) or (b) above unless it is determined that indemnification is permissible because the person has met the relevant standard of conduct by any one of the following:
          (1) the board of directors, by a majority vote of all the disinterested directors, a majority of whom shall constitute a quorum for such purpose;
          (2) by a majority of the members of a committee of two or more disinterested directors that is appointed by a majority of the disinterested directors;
          (3) by special legal counsel:
               (i) selected in the manner prescribed by (1) or (2) above; or
               (ii) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or
          (4) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted.
Authorization of the indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification shall be made by those entitled under subsection (3)(ii) to select special legal counsel. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances. Notwithstanding the foregoing, every person who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.
     Our Articles also contain provisions that limit the liability of our directors for money damages to the fullest extent permitted by South Dakota law. Consequently, our directors will not be personally liable to us or our shareholders for money damages for any action taken, or the failure to take any action, as a director, except liability for:
•	the amount of a financial benefit received by a director to which the director is not entitled;

•	an intentional infliction of harm on the corporation or the shareholders;

•	an unlawful distribution; or

•	an intentional violation of criminal law.
     We also have directors’ and officers’ liability insurance coverage which insures our directors and officers against specific liabilities.
Item 7. Exemption From Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
4.1	Articles of Incorporation of the Company, as amended. Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, as amended, File No. 333-132861.

4.2	Bylaws of the Company, as amended. Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, as amended, File No. 333-132861.

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Power of Attorney.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on June 19, 2006.

VERASUN ENERGY CORPORATION
By:	/s/ Donald L. Endres
Donald L. Endres
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on June 19, 2006 in the capacities indicated.

Signature	Title

/s/ Donald L. Endres Donald L. Endres	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Bruce A. Jamerson* Bruce A. Jamerson	President and Director

/s/ Danny C. Herron* Danny C. Herron	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Paul A. Schock* Paul A. Schock	Senior Vice President, Corporate Development and Director

/s/ Mark L. First* Mark L. First	Director

/s/ D. Duane Gilliam* D. Duane Gilliam	Director

/s/ T. Jack Huggins III* T. Jack Huggins III	Director

/s/ Steven T. Kirby* Steven T. Kirby	Director

*By:	/s/ Donald L. Endres
Donald L. Endres
Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Document Description

4.1	Articles of Incorporation of the Company, as amended. Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, as amended, File No. 333-132861.

4.2	Bylaws of the Company, as amended. Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, as amended, File No. 333-132861.

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Power of Attorney.